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                                                       EXHIBIT 7.17


                             STANDSTILL AGREEMENT


     This Standstill Agreement (this "Agreement") dated November 25, 1996, is entered into by and among American Industrial Properties REIT, Inc., a Maryland corporation ("Purchaser") and the undersigned (collectively, the "Sellers").

                                   Recitals

A. The Sellers have agreed to sell to Purchaser all of the shares of American Industrial Properties REIT (the "Trust") owned by each of them for $2.75 per share (the "Purchase Price). The number of shares owned by each of the Sellers is identified on Exhibit A hereto.

B. In addition to the Purchase Price, as additional consideration for the Sellers agreeing to enter into this Agreement, the Purchaser has agreed to pay the Sellers the sum of $25,000.

                                   Agreement

     1. In consideration of the foregoing and subject to receipt of the Purchase Price on the date hereof, the undersigned agree that for a period of five (5) years from the date hereof, none of them nor any affiliate nor any entity owned or controlled by any of them or under common ownership or control with any of them will: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any securities of the Trust, (b) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote (including by the execution of actions by written consent) or seek to advise, encourage or influence any person or entity with respect to the voting of any securities of the Trust, (c) form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any securities of the Trust, (d) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors (or trust managers) or policies of the Trust, (e) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals (as described in the Securities Exchange Act of 1934) seeking to acquire or affect control of the Trust, (f) knowingly acquire any interest in any claims, mortgages, notes or any other legal or financial obligations of the Trust, or (g) participate in any way or interfere with the settlement of any litigation involving the Trust excluding testimony given pursuant to a subpoena.

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     2.   The undersigned hereby agree that the Trust and USAA Real Estate
Company ("USAA") are intended to be, and hereby are deemed to be, third party beneficiaries of this Agreement.

     3. The undersigned represent and warrant that the shares being sold to Purchaser are all of the shares of the Trust owned by each of them.

     4. The undersigned acknowledge that the Purchaser, the Trust and USAA would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms and therefore agree that the Trust, Purchaser and USAA shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, in addition to any other remedy or relief available at law or in equity. A person or entity who at any time may be an affiliate of the undersigned shall be deemed to be an affiliate of such person for purposes of this Agreement regardless of whether such person was such an affiliate on the date hereof.

     5. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The undersigned hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in the United States District Court for the Northern District of Texas, Dallas Division, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The undersigned hereto hereby irrevocably agree that any proceeding against any of the undersigned, arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Texas, Dallas Division.

     6. This Agreement embodies the entire agreement among the parties hereto and supersedes all prior proposals, negotiations, agreements and understandings relating to the subject matter hereof. There are no oral agreements, understandings or representations upon which any party hereto is relying in executing this Agreement.

     7. Each party to this Agreement hereby represents and warrants to each other party hereto that this Agreement has been duly authorized, executed and delivered by such party, and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation and such other similar laws now or hereafter in effect and by general principles of equity.

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     8.   This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, administrators, executors, personal representatives, trustees, receivers, conservators, successors and assigns. Each reference in this Agreement to one or more parties shall be deemed to include such parties and their respective heirs, beneficiaries, administrators, executors, personal representatives, trustees, receivers, conservators, successors and assigns.


     9. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts and each counterpart when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.



                                    /s/ Richard M. Osborne
                                   -----------------------------------
                                   Richard M. Osborne, Individually


                                    /s/ Christopher L. Jarratt
                                   ------------------------------------
                                   Christopher L. Jarratt
                                   Individually


                                   BLACK BEAR REALTY, LTD.

                                   By:/s/ Richard M. Osborne
                                      -----------------------
                                   Its: Managing Member
                                       ----------------------


                                   TURKEY VULTURE FUND XIII LTD.

                                   By: /s/ Richard M. Osborne
                                      ------------------------
                                   Its: Managing Member
                                       -----------------------


                                   AMERICAN INDUSTRIAL PROPERTIES REIT, INC.

                                   /s/ Charles W. Wolcott
                                   ---------------------------
                                   Charles W. Wolcott, President